Exhibit 4.22

Equity Transfer Agreement

This Agreement is hereby made and concluded by and between the following Parties in Beijing, People’s Republic of China (hereinafter referred to as “China”) on July 25, 2011.

Party A:

Yufeng Chi

ID No.: 110108197109148935

Address: 302, Unit 6, 5#, Yicheng Dongyuan Neighborhood, Haidian District, Beijing

Qi Zhu

ID No.: 110101197208063019

Address: 203, Unit 1, 2#, East Mianhua Alleyway, Dongcheng District, Beijing

Party B

Yunfan Zhang

ID No.: 510283197902152833

Address: 4-2, Unit 1, 2#, No. 76, Ruishan Road, Hechuan City, Chongqing

In this Agreement hereafter, Party A and Party B are collectively referred to as “both Parties” and respectively as one “Party”.

WHEREAS

1.	Beijng Huanxiang Zongheng Chinese Literature Website Co. Ltd. (hereinafter referred to as “HZ Co.”) is a viable limited liability company incorporated under the laws of China. Yufeng Chi holds 50% of the stock equity (hereinafter referred to as “equity”) and Qi Zhu holds the other 50% of the equity.

2.	On June 25, 2008, Yufeng Chi, Qi Zhu, HZ Co. and Beijing Perfect World Software Co. Ltd. agree to sign the Exclusive Technology Support and Service Agreement, Call Option Agreement, Equity Pledge Agreement, Development & Cooperation Agreement and Business Operation Agreement (altogether hereinafter referred to as “Control Protocol”).

3.	With the consent of Beijing Perfect World Software Co. Ltd., Yufeng Chi and Qi Zhu will transfer their respective 15% hold of the equity of HZ Co. to Party B.

With regard to the above-mentioned equity transfer, both Parties, through amicable negotiation, hereby agree as follows:

I. Equity Transfer

Party A agrees to, abiding by the provisions of this Agreement, transfer their 30% (in total) hold of HZ Co. equity to Party B, while Party B agrees to accept the certain equity as a transferee.

The prerequisites of Party B’s acceptance of the object equity are: Party B agrees to perform in line with the Control Protocol concluded together with Party A; Party B’s acceptance of the object equity shall be regarded as Party B has signed the related Control Protocol with Beijing Perfect World Software Co. Ltd., acting as one Party of such Control Protocol.

II. Transfer Arrangement

1.	Regarding this equity transfer, Party A shall provide all documents and materials necessary and apply for going through the business registration formalities about the change in the identity of equity holder in the Industrial and Commercial Registration Authorities, while Party B shall provide all assistance needed.

2.	Since the day when the above-mentioned registration has been handled, any profits, proceeds and/or loss arising from the object equity shall be enjoyed or borne by Party B. Party B shall have the right to perform all rights related to the object equity, including but not limited to the right to enjoy the dividends and bonuses from HZ Co.

III. Promise and Guarantee

Party A promises and guarantees that: Party A is entitled to wholly dispose the equity to be transferred and the certain equity bears no defects concerning rights, including but not limited to mortgage, pledge and/or other cases such as frozen by some third Party with authorization or by People’s Court. In case of any existence of the above-mentioned situations, Party A shall inform Party B in a written manner and assume the responsibility for clearing out the existing situation before this transfer hereof, providing Party B with documentary evidences in their written form, including but not limited to court decisions.

IV. Taxes and Dues

Taxes and dues in connection with any performance under this Agreement shall be borne by the Party who shall effect the payable taxes and dues according to the relevant laws and regulations.

V. Responsibility of Default

Upon the conclusion of this Agreement, any failure by either Party in performing any obligations prescribed in this Agreement shall be regarded as default. The Party in default shall compensate the Party observing this Agreement with all losses, damages and/or expenses for lawsuits and claims that are caused by the above-mentioned default.

VI. Effectiveness, Change, Cancellation and Termination of this Agreement

This Agreement shall come into force immediately when both Parties have obtained all interior approvals necessary and with the signing and stamps of authorized representatives of both Parties respectively.

Since the effectiveness of this Agreement, no Party shall change, cancel and/or terminate this Agreement without prior written consents by both Parties. In case that this Agreement may be changed, cancelled and/or terminated through agreed negotiation, another Agreement for such change, cancellation and/or termination shall be concluded by both Parties.

VII. Dispute Resolution

Any dispute arising from or in connection with this Agreement shall be settled by both Parties through negotiation. If the certain dispute cannot be settled by such negotiation, both Parties may submit the dispute to People’s Court with jurisdiction for resolution.

VIII. Counterparts

This Agreement is executed in three (3) counterparts and each counterpart shall have the same legal force.

(This page is set for signature of this Equity Transfer Agreement with no text)

Party A
Yufeng Chi
/s/ Yufeng Chi

Qi Zhu
/s/ Qi Zhu
Party B
Yunfan Zhang
/s/ Yunfan Zhang